Exhibit 99.1

www.avanex.com

Avanex Announces Fiscal 2008 First Quarter Financial Results

Achieves Profitability

FREMONT, Calif. – Nov. 1, 2007 – Avanex Corporation (NASDAQ: AVNX), a pioneer of intelligent photonic solutions that enable next-generation optical networks, today reported financial results for its fiscal 2008 first quarter ended Sept. 30, 2007.

Net revenue in the first quarter of fiscal year 2008 grew to $54.7 million, compared with net revenue of $51.1 million in the prior quarter and net revenue of $50.9 million in the first quarter of the previous fiscal year.

Gross margin in the first quarter of fiscal year 2008 increased to 28 percent, an increase of 4 percentage points over the previous quarter and an increase of 17 percentage points over the first quarter of the prior fiscal year.

The company reported a net profit of $45,000 or $0.00 per share in the first quarter of fiscal year 2008, compared with a net loss of $5.7 million or a net loss of $0.03 per share in the prior quarter and a net loss of $9.7 million or a net loss of $0.05 per share in the first quarter of the prior fiscal year.

Non-GAAP net profit in the first quarter of fiscal 2008 was $2.1 million or $0.01 per share, compared with a non-GAAP net profit of $49,000 or $0.00 per share in the prior quarter and a non-GAAP net loss of $7.1 million or a non-GAAP net loss of $0.03 per share in the first quarter of the prior fiscal year.*

“The first quarter was an outstanding quarter for the company,” said Jo Major, chairman, president and chief executive officer of Avanex. “We achieved profitability, grew revenue by 7 percent, improved gross margins by 4 percentage points and continued to keep our operational expenses in line. Our continued financial improvements are reflective of the health of our solid operating structure and validate our strategy. We are positioned well for profitable growth and to take advantage of growing bandwidth demand,” continued Major.

Q2 FY 2008 Outlook

The company expects revenue to be between $56 million and $58 million and gross margin to be flat to slightly up in the second quarter of fiscal 2008, ending Dec. 31, 2007.

Conference Call

Avanex will host a conference call today, Nov. 1, 2007, at 1:30 p.m. Pacific time; 4:30 p.m. Eastern time. Investors are invited to join the conference call by dialing 706-679-8764 and referencing “Avanex”. A live webcast will also be available on the investor relations section of the company’s website at www.avanex.com. An audio replay will be available for one week and can be accessed by dialing 706-645-9291 and entering access ID number 21367034.

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About Avanex

Avanex Corporation is a leading global provider of Intelligent Photonic Solutions(TM) to meet the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. These solutions enable or enhance optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, amplification, and include network-managed subsystems. Avanex Corporation was incorporated in 1997 and is headquartered in Fremont, Calif. Avanex Corporation also maintains facilities in Horseheads, N.Y.; Melbourne, Fla.; Shanghai; Villebon Sur Yvette, France; San Donato, Italy; and Bangkok. To learn more about Avanex Corporation, visit our web site at: www.avanex.com.

Forward-looking Statements

This press release contains forward-looking statements including statements regarding expected second quarter of fiscal 2008 outlook and operating results, market demand and growth trends for our products and our strategies. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include general economic conditions, the pace of spending in the telecommunications industry and in particular the optical networks industry, market demand and price of our products, the company’s ability to sufficiently anticipate market needs and develop products and enhancements that achieve market acceptance, problems related to realizing the benefits of the divestiture in France, the company’s ability to effect its restructuring goals, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, any slowdown or deferral of orders for products or the application of accounting or tax principles in an unanticipated manner.

Finally, please refer to the risk factors contained in the company’s SEC filings including the company’s Annual Report on Form 10-K filed with the SEC on Sept. 7, 2007 and subsequent filings with the SEC.

Avanex assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

* Non-GAAP net income (loss) excludes share-based compensation expense, amortization of intangibles, gains (loss) on disposal of property and equipment, and restructuring charges. Fourth quarter fiscal year 2007 non-GAAP net income (loss) also excludes a loss on the sale of a subsidiary and the operating expenses associated with this subsidiary until the closing of such sale on April 16, 2007.

Details on the items excluded from non-GAAP net income (loss) and non-GAAP net income (loss) per share are available in the table entitled, “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss),” following the accompanying financial statements.

Contact Information

Maria Riley

Director of Communications

510-897-4188

maria_riley@avanex.com

Avanex Corporation

CONSOLIDATED BALANCE SHEET

In thousands

(Unaudited)

	September 30, 2007	June 30, 2007
Assets
Current assets:
Cash and cash equivalents	$12,999	$14,837
Restricted cash and investments	6,445	3,620
Short-term investments	27,010	28,942
Accounts receivable, net	33,424	33,764
Inventories	15,504	15,188
Due from related party	15,657	14,381
Other current assets	6,952	5,716

Total current assets	117,991	116,448
Property and equipment, net	7,224	5,900
Intangibles, net	597	559
Goodwill	9,408	9,408
Other assets	2,932	2,685

Total assets	$138,152	$135,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$35,374	$32,549
Accrued compensation	4,175	6,091
Accrued warranty	842	873
Other accrued expenses and deferred revenue	10,272	10,940
Current portion of long-term obligations	7	9
Current portion of accrued restructuring	2,769	2,837

Total current liabilities	53,439	53,299
Long-term liabilities:
Accrued restructuring	7,284	8,269
Other long-term obligations	1,413	1,350

Total liabilities	62,136	62,918

Stockholders’ equity:
Common stock	227	226
Additional paid-in capital	779,700	775,901
Accumulated other comprehensive income	1,153	1,064
Accumulated deficit	(705,064)	(705,109)

Total stockholders’ equity	76,016	72,082

Total liabilities and stockholders’ equity	$138,152	$135,000

Avanex Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS - GAAP

In thousands, except for per share data

(Unaudited)

	Three Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006
Net revenue:
Third parties	$41,395	$35,362	$37,354
Related parties	13,314	15,736	13,537

Total net revenue	54,709	51,098	50,891
Cost of revenue:
Cost of revenue except for purchases from related parties	39,516	38,971	45,574
Purchases from related parties	1	28	5

Total cost of revenue	39,517	38,999	45,579

Gross profit	15,192	12,099	5,312
Operating expenses:
Research and development	6,774	7,511	5,625
Sales and marketing	3,915	3,779	3,548
General and administrative:
Third parties	4,475	3,469	5,662
Related parties	—	—	(11)
Amortization of intangibles	559	664	852
Restructuring	(335)	(17)	(63)
(Gain) loss on disposal of property and equipment	—	(484)	(20)
(Gain) loss on sale of subsidiary	—	3,216	—

Total operating expenses	15,388	18,138	15,593

Loss from operations	(196)	(6,039)	(10,281)
Interest and other income	526	(71)	839
Interest and other expense	(11)	889	(272)

Income (loss) before income taxes	319	(5,221)	(9,714)
Provision for income taxes	(274)	(464)	—

Net income (loss)	$45	$(5,685)	$(9,714)

Basic net income (loss) per common share	$0.00	$(0.03)	$(0.05)

Diluted net income (loss) per common share	$0.00	$(0.03)	$(0.05)

Weighted-average number of shares used in computing basic net income (loss) per common share	226,749	225,668	205,389

Weighted-average number of shares used in computing diluted net income (loss) per common share	230,827	225,668	205,389

Avanex Corporation

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME (LOSS)

In thousands, except for per share data

(Unaudited)

	Three Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006
Net income (loss), GAAP	$45	$(5,685)	$(9,714)
Items reconciling GAAP net income (loss) to non-GAAP net income (loss):
Related to cost of revenue:
Share-based payments	322	257	278

Total related to cost of sales	322	257	278

Related to operating expenses:
Research and development - share-based payments	725	572	614
Sales and marketing - share-based payments	128	210	208
General and administrative - share-based payments	676	375	781
Amortization of intangibles	559	664	852
Restructuring:
Share-based payments	—	—	7
All other	(335)	(17)	(70)
(Gain) loss on disposal of property and equipment	—	(484)	(20)
(Gain) loss on sale of subsidiary	—	3,216	—
Operating expenses for subsidiary until closing in quarter	—	941	—

Total related to operating expenses	1,753	5,477	2,372

Total related to net income (loss)	2,075	5,734	2,650

Non-GAAP net income (loss)	$2,120	$49	$(7,064)

Basic non-GAAP net income (loss) per common share	$0.01	$0.00	$(0.03)

Diluted non-GAAP net income (loss) per common share	$0.01	$0.00	$(0.03)

Weighted-average number of shares used in computing basic non-GAAP net income (loss) per common share	226,749	225,668	205,389

Weighted-average number of shares used in computing diluted non-GAAP net income (loss) per common share	230,827	225,668	205,389